Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer
rfisher@webmd.net	jmeyer@webmd.net
201-624-3817	212-624-3912
WEBMD HEALTH CORP. ANNOUNCES
PRICING OF CLASS A COMMON STOCK OFFERING
New York, NY (September 28, 2005) — WebMD Health Corp. today announced the pricing of its initial public offering of 6,900,000 shares of its Class A Common Stock at a price of $17.50 per share. The lead underwriters for this offering are Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co. The Company has granted the underwriters an option to purchase up to an additional 1,035,000 shares of Class A Common Stock to cover over-allotments, if any. The Company intends to use the net proceeds of this offering for its working capital and general corporate purposes, including capital expenditures and acquisitions.
A prospectus relating to this offering may be obtained from:

Morgan Stanley & Co. Inc.	Citigroup Global Markets Inc.	Goldman, Sachs & Co.
1585 Broadway	Brooklyn Army Terminal	85 Broad Street
New York, NY 10036	140 58th Street, 8th floor	New York, NY 10004
Attention: Prospectus Department	Brooklyn, NY 11220	Attention: Prospectus Department
Telephone: (212) 761-6775	Attention: Prospectus Department	Telephone: (212) 902-1171
Telephone: (718) 765-6732
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
About WebMD
WebMD Health Corp. is a leading provider of health information services to consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).
This press release includes statements concerning potential future events involving WebMD Health that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including those factors identified in the prospectus relating to the Class A Common Stock. WebMD Health will not update any forward-looking statements made in this press release to reflect future events or developments.